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Exhibit 21.1

Subsidiaries of Virtusa Corporation

Name of Subsidiary	Jurisdiction of Incorporation/Formation
Virtusa (Private) Limited	Sri Lanka
Virtusa Austria GmbH	Austria
Virtusa C.V.	Netherlands
Virtusa Canada Inc.	Canada
Virtusa Consulting Services Private Limited	India
Virtusa Financing C.V.	Netherlands
Virtusa Germany GmbH	Germany
Virtusa Hungary Kft.	Hungary
Virtusa International, B.V.	Netherlands
Virtusa Malaysia Private Limited	Malaysia
Virtusa Netherlands Coöperatief U.A.	Netherlands
Virtusa Philippines, Inc.	Philippines
Virtusa Securities Corporation	Massachusetts
Virtusa Singapore Private Limited	Singapore
Virtusa Software Services, Pvt. Ltd.	India
Virtusa Switzerland GmbH	Switzerland
Virtusa Technologies India Private Limited	India
Virtusa UK Limited	United Kingdom
Virtusa US LLC	Delaware
Apparatus, Inc.	Indiana
InSource Holdings, Inc.	Connecticut
Polaris Consulting & Services Limited	India
TradeTech Consulting Scandinavia AB	Sweden
TradeTech Consulting Scandinavia ApS	Denmark
Polaris Consulting & Services B.V.	Netherlands
Polaris Consulting & Services FZ LLC	Dubai
Polaris Consulting & Services GmbH	Germany
Polaris Consulting & Services Inc.	Canada
Polaris Consulting & Services Ireland Ltd	Ireland
Polaris Consulting & Services Kft.	Hungary
Polaris Consulting & Services Limited	United Kingdom
Polaris Consulting & Services Pte. Ltd.	Singapore
Polaris Consulting & Services Pty Ltd	Australia
Polaris Consulting and Services Japan K.K	Japan
Polaris Software (Shanghai) Company Limited	China
Polaris Software Consulting & Services Sdn Bhd	Malaysia
Polaris Consulting and Services Limited SA	Switzerland
Optimus Global Services Limited	India

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  Exhibit 21.1
Subsidiaries of Virtusa Corporation